Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
104 South Main Street | Ninth Floor Greenville, SC 29601 T 864.250.2300 F 864.232.2925 nelsonmullins.com

August 1, 2019

TCF Financial Corporation
333 W. Fort Street, Suite 1800
Detroit, Michigan 48226

Re:	Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to TCF Financial Corporation, a Michigan corporation (formerly known as Chemical Financial Corporation) (the “Corporation”), in connection with the preparation and filing by the Corporation of Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-230635) (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Corporation of up to [ ] shares of the Corporation’s common stock, par value $1.00 per share (the “Shares”), subject to issuance by the Corporation upon the exercise or conversion of equity awards granted under, or otherwise issued in accordance with and pursuant to the terms of, the following plans of TCF Financial Corporation, a Delaware corporation (“Legacy TCF”): Amended and Restated Legacy TCF Financial 2015 Omnibus Incentive Plan, Legacy TCF Financial Incentive Stock Program, Legacy TCF 401K Plan, Legacy TCF 401K Supplemental Plan, each as amended to date and each predecessor plan of any of the foregoing (each a “Legacy TCF Plan” and, collectively, the “Legacy TCF Plans”), assumed by the Corporation as of August 1, 2019 pursuant to provisions in the Agreement and Plan of Merger, dated as of January 27, 2019, by and between Legacy TCF and the Corporation.

This opinion letter is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

We have examined the Legacy TCF Plans and originals, or photostatic or certified copies of such records of the Corporation and certificates of public officials and officers of the Corporation, and such other documents and records as we have deemed relevant and necessary for purposes of the opinions set forth below. In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures, and the legal capacity and mental competence of natural persons.

For purposes of this opinion letter, we have relied without any independent verification upon factual information supplied to us by the Corporation, on factual information included in the Corporation’s filings with the Securities and Exchange Commission (the “Commission”). We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given or filed and the date of this opinion letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading. We further have assumed that there are no agreements or understandings between or among the Corporation or Legacy TCF and any participants in any of the Legacy TCF Plans that would expand, modify or otherwise affect the terms of any Legacy TCF Plan or the respective rights or obligations of the participants thereunder.

Based on the foregoing, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance

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TCF Financial Corporation

with the terms and conditions of the Legacy TCF Plans, and against consideration therefor, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. This consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

This opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws other than the Michigan Business Corporation Act (including the statutory provisions, all applicable provisions of the Constitution of Michigan and reported judicial decisions interpreting those laws). This opinion letter is limited to the effect of the current state of the Michigan Business Corporation Act including the statutory provisions, all applicable provisions of the Constitution of Michigan and reported judicial decisions interpreting those laws), and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                        Very Truly Yours,

/s/ Nelson Mullins Riley & Scarborough LLP

NELSON MULLINS RILEY & SCARBOROUGH LLP

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